Exhibit 99.1

Contact:	Timothy R. Yost	2000 Pennsylvania Avenue, N.W.
	Chief Financial Officer	Suite 6000
	(202) 777-5455	Washington, D.C. 20006
	heroldl@executiveboard.com	www.executiveboard.com

THE CORPORATE EXECUTIVE BOARD NAMES
DANIEL O. LEEMON TO BOARD OF DIRECTORS

WASHINGTON, D.C. (October 30, 2003) — The Corporate Executive Board Company (CEB) (NASDAQ: EXBD) today announced the election of Daniel O. Leemon to its Board of Directors. Mr. Leemon is Executive Vice President and Chief Strategy Officer for The Charles Schwab Corporation (Schwab) (NYSE: SCH), a financial holding company engaged, through its subsidiaries, in securities brokerage and related financial services, and is a member of Schwab’s Executive Committee. Mr. Leemon is responsible for a variety of strategic opportunities and initiatives, including helping Schwab’s line managers set the course for new opportunities and growth strategies. Mr. Leemon joined Schwab in September 1995 after twelve years with The Boston Consulting Group in San Francisco, where he was Vice President and a lead member of the firm’s financial services and consumer goods/retailing practices. He is also an author of several publications and a frequent speaker at financial services and consumer goods conferences. In addition to The Boston Consulting Group, Mr. Leemon held senior management positions with several consumer goods and retail start-ups, and earlier, he held corporate strategy and marketing positions at Castle & Cooke, Inc. and TRW.

Jay McGonigle, Chairman and CEO of The Corporate Executive Board commented, “We are delighted to welcome Dan to the CEB Board. The CEB leadership team has had the privilege to know and work with Dan in a variety of settings across the years: as a member of several of our programs in his role at Schwab, a speaker at our executive retreats, and a thought partner on the most important issues facing senior executives today. In addition to his obvious intellect and his experience guiding a large public enterprise, Dan brings to our board the voice of the CEB customer. The ability to engage senior executives on their most urgent issues is a key differentiator for the CEB, and Dan’s appointment to our Board makes that attribute even stronger.”

Mr. Leemon holds a Master’s of Business Administration degree from Stanford University and a Bachelor of Science degree from the Massachusetts Institute of Technology. In addition to Schwab, Mr. Leemon is on the Management Advisory Board of the Stanford Graduate School of Business. With his election, CEB’s Board of Directors now consists of seven directors, five of whom are independent under NASDAQ’s rules.

The Corporate Executive Board Company is a leading provider of best practices research and analysis focusing on corporate strategy, operations and general management issues. CEB provides its integrated set of services currently to more than 1,900 of the world’s largest and most prestigious corporations, including over 70% of the Fortune 500. These services are provided primarily on an annual subscription basis and include best practices research studies, executive education seminars, customized research briefs and Web-based access to a library of over 225,000 corporate best practices.